Exhibit 21.1

SUBSIDIARIES OF MITCHAM INDUSTRIES, INC.

The following entities are directly or indirectly wholly-owned subsidiaries of Mitcham Industries, Inc.:

Name of Entity	State or Country of Organization
Mitcham Holdings Ltd	United Kingdom

Mitcham Canada Holdings Limited	United Kingdom

Mitcham Canada ULC	Alberta, Canada

Mitcham Europe Ltd	Hungary

Seismic Asia Pacific Pty Ltd.	Australia

Seamap International Holdings Pte. Ltd.	Singapore

Seamap (UK) Ltd.	United Kingdom

Seamap Pte. Ltd.	Singapore

Mitcham Marine Leasing Pte. Ltd.	Singapore

Mitcham Seismic Eurasia LLC	Russia

Mongo Ltd.	Cyprus